Exhibit 10-38

(As Amended and Restated Effective September 6, 2000)

ENERGY EAST CORPORATION

DIRECTOR SHARE PLAN

I.  Plan Objective

The objective of the Director Share Plan (the "Plan") is to attract and retain current and future Directors of Energy East Corporation (the "Company") by providing such Directors with benefits, in addition to current cash compensation, that enhance the linkage between director and shareholder interests.

II.  Definitions

Wherever used in the Plan, unless the context clearly indicates otherwise, the following words and phrases shall have the meanings set forth below:

A.  "Account" shall mean the account to be established by the Committee to which Phantom Shares and Dividend Phantom Shares will be credited for each Participant.

B.  "Board" shall mean the Board of Directors of Energy East Corporation.

C.  "Director" shall mean a member of the Board on September 6, 2000.

D.  "Dividend Phantom Shares" shall mean the "phantom" (not corporate) shares that accrue in accordance with Article V hereof during each Plan Year.

E.  "Participant" shall mean a non-employee Director who has satisfied the eligibility and participation requirements of Article IV hereof.

F.  "Phantom Shares" shall mean the "phantom" (not corporate) shares that are granted to Participants in the Plan pursuant to Article VI hereof.

G.  "Plan" shall mean the Energy East Corporation Director Share Plan as embodied herein and as amended from time to time.

H.  "Plan Year" shall mean the calendar year.

III. Administration

The Plan shall be administered by a committee to be known as the Director Share Plan Committee (the "Committee"), the members of which shall be appointed by the Board or the Chief Executive Officer of the Company. No member of the Committee while serving as such shall be eligible for participation in the Plan. Decisions and determinations by the Committee shall be final and binding upon all parties. The Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan.

IV. Eligibility and Participation

All Directors who are non-employee Directors on September 6, 2000 or thereafter are eligible to participate in the Plan. Each eligible Director who first becomes a non-employee Director on or after the effective date of the Plan automatically becomes a Participant upon becoming a non-employee Director.

V.  Phantom Shares and Dividend Phantom Shares

All Phantom Shares granted to a Participant shall be credited to a Phantom Share Account which shall be maintained for the Participant. On each common stock dividend payment date of the Company, Dividend Phantom Shares, including fractional Dividend Phantom Shares computed to four decimal places, shall be credited to each Participant's Phantom Share Account. The number of Dividend Phantom Shares to be credited shall be calculated by first determining the amount of the dividends that would be paid by the Company upon all Phantom Shares and Dividend Phantom Shares held for the Participant as if such shares actually were issued and outstanding common stock of the Company. The amount of dividends so determined shall then be divided by the price per share paid by the Company's dividend reinvestment plan for common stock that was purchased by said Plan with respect to the common stock dividend payment date for which the Dividend Phantom Shares are being credited. The quotient of said division is the number of Dividend Phantom Shares which shall be credited to a Participant's Phantom Share Account.

An award of Phantom Shares or Dividend Phantom Shares under the Plan shall not entitle the recipient to any actual dividend or voting rights or any other rights of a shareholder with respect to such Phantom Shares or Dividend Phantom Shares.

VI. Plan Grants

Commencing October 1, 2000 and on each January 1, April 1, July 1 and October 1 thereafter, 400 Phantom Shares will be granted to each Director who is a Plan Participant as of that date.

VII. Form and Timing of Payments

A.  Form -  Upon a Participant's ceasing to serve as a Director of the Company ("Service Termination Date"), all Phantom Shares and Dividend Phantom Shares in the Participant's Phantom Share Account on the Service Termination Date shall be settled in cash. Payments shall be calculated by multiplying the number of Phantom Shares and Dividend Phantom Shares in a Participant's Phantom Share Account on the Service Termination Date by the average of the Company's Common Stock closing prices for the five trading days immediately preceding the Service Termination Date.

B.  Timing -  Cash payments shall be made by the tenth day of the calendar month next following the Service Termination Date. The Committee or the Board may adopt procedures allowing Participants to defer the cash payments they will be entitled to receive under the Plan.

VIII. Dilution and Other Adjustments

In the event of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, if the Committee shall determine, in its sole discretion, that such change equitably requires an adjustment in the number of Phantom Shares then held in each Participant's Phantom Share Account or which may be awarded to any Participant, or an adjustment in the number of Dividend Phantom Shares then held in each Participant's Phantom Share Account or which may be awarded to any Participant, such adjustments shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan.

IX. Amendments and Termination

The Board may at any time suspend, terminate, modify or amend the Plan. Neither the suspension or termination of the Plan nor any modification or amendment thereto shall diminish the previously accrued rights of any Director who, at the date of such suspension, termination, modification or amendment, is a Participant in the Plan.

X.  Miscellaneous Provisions

A.  In the case of a Participant's death, payments with respect to Phantom Shares and Dividend Phantom Shares shall be made to his or her designated beneficiary, or in the absence of such designation, by will or the laws of descent and distribution.

B.  Except as set forth in A. above, a Participant's rights and benefits under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, attachment, execution or levy of any kind, either voluntary or involuntary, including any such liability which arises from the Participant's bankruptcy or for the support of a spouse or former spouse or for any other relative of the Participant prior to payments actually being received by the person eligible to benefit under the Plan. Any attempt at such prohibited anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, attachment, execution or levy, shall be void and unenforceable except as otherwise provided by law.

C.  No Participant shall have any claim or right to be granted an award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving a Participant any right to be retained in the service of the Company.

D.  The Company shall have the right to deduct from the cash payments made pursuant to Article VII any taxes required by law to be withheld with respect to such cash payments.

E.  The Plan shall inure to the benefit of, and be binding upon, the Company, and its successors and assigns, including any company into or with which the Company may be merged or consolidated, and shall inure to the benefit of, and be binding upon, the Director or Participant and his or her heirs, executors, administrators, and, if applicable, his or her committee, conservator or other person serving in a similar capacity.

XI. Effective Date

The Plan shall be effective as of January 1, 1997.

XII.  Funding

There shall be no funding of any amounts to be paid pursuant to this Plan; provided, however, that the Company, in its discretion, may establish a trust to pay such amounts, which trust shall be subject to the claims of the Company's creditors in the event of the Company's bankruptcy or insolvency; and provided, further, that the Company shall remain responsible for the payment of any such amounts which are not so paid by any such trust.

INITIAL BENEFICIARY FORM

     I hereby designate                                            as beneficiary under the Director Share Plan of Energy East Corporation.
Director	Date

CHANGE OF BENEFICIARY FORM

     I hereby designate                                            as beneficiary under the Director Share Plan of Energy East Corporation superseding all beneficiary designations previously made by me.
Director	Date

Receipt Acknowledged:
Director Share Plan Committee Member	Date